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                   EXHIBIT 23.2: CONSENT OF GRANT THORNTON LLP



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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Bank of Directors
Kentucky First Federal Bancorp


We have issued our report dated September 1, 2005 with respect to the audit of Kentucky First Federal Bancorp's consolidated statements earnings, stockholders' equity, comprehensive income and cash flows for each of the years in the three year period ended June 30, 2005, which is included in Bancorp's Annual Report on Form 10-K for the year ended June 30, 2005. We hereby consent to the incorporation by reference of said report in Kentucky First Federal Bancorp's Form S-8 to be filed on or about December 2, 2005.

/s/Grant Thornton LLP

Cincinnati, Ohio
December 2, 2005